Exhibit 4.22

SBERBANK OF RUSSIA

Established in 1841

Addendum No. 1
to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

City of Moscow	“30” September 2011

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender,” represented by its Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations at Sberbank of Russia OJSC, Tatiana Gennadievna Sakharova, acting on the basis of the Articles of Incorporation and Power of Attorney No. 01-1/1776 dated 17 December 2010, on the one hand, and Open Joint-Stock Company Mobile TeleSystems, hereinafter referred to as the “Borrower,” represented by the President of Mobile TeleSystems OJSC, Andrei Anatolievich Dubovskov, acting on the basis of the Articles of Incorporation, on the other, hereinafter referred to jointly as the “Parties,” have concluded the present Addendum No. 1, hereinafter referred to as the “Addendum,” to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010, hereinafter referred to as the “Agreement,” as follows:

1. Clause 4.1 of the Agreement shall be rewritten to read as follows:

“4.1. The Borrower shall pay the Lender interest for its utilization of the credit on the following terms:

4.1.1. for the period running from the date of issuance of the credit (not including that date) through 20.03.2011 (inclusively) — at the rate of 8.95 (eight and ninety-five one-hundredths) percent per annum;

4.1.2. for the period running from 21.03.2011 (inclusively) through 16.08.2011 (inclusively) — at a variable interest rate, to be determined on the basis of:

1) the amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower, Open Joint-Stock Company “COMSTAR — United TeleSystems” (place of business: 27/2 Smolenskaya-Sennaya Ploshchad, Moscow, 119121, Russia; OGRN: 1027700003946; hereinafter referred to as “COMSTAR-UTS OJSC”), and Open Joint-Stock Company “Moscow City Telephone Network” (place of business: 12/3 Petrovsky Boulevard, Moscow, Russia; OGRN 1027739285265; hereinafter referred to as “MGTS OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2) the amount of quarterly credit turnover in multi-currency current account No.260090132615, opened by Closed Joint-Stock Company “Ukrainian Mobile Communications” (place of business: 15 Ulitsa Leipzigskaya, Kyiv, 01015, Ukraine; EGRPOU (identification code) 14333937; hereinafter referred to as “Ukrainian Mobile Communications CJSC”) with Open Joint-Stock Company “Subsidiary Bank of Sberbank of Russia” (place of business: 46 Ulitsa Vladimirskaya, Kyiv, 01034, Ukraine, hereinafter referred to as “Subsidiary Bank of Sberbank of Russia OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period running from 21.03.2011 (inclusively) through 16.08.2011 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower, COMSTAR-UTS OJSC, MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Lender	Borrower

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.95 (nine and ninety-five one-hundredths)	8.95 (eight and ninety-five one-hundredths)

In the event that the values of the aforementioned criteria for establishing variable interest rate simultaneously correspond to different interest rate values, the higher of the aforementioned interest rate values shall be established.

When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

Credit turnover across the settlement accounts of the Borrower, COMSTAR-UTS OJSC, MGTS OJSC, with the Lender, as indicated in Appendix No. 1 to the Agreement, in foreign currency shall be recalculated into rubles. The recalculation of credit turnover shall be executed at the official exchange rate of the Bank of Russia in effect on the date the funds are deposited in the respective settlement account of the Borrower, COMSTAR-UTS OJSC or MGTS OJSC with the Lender.

4.1.3. for the period running from 17.08.2011 (inclusively) through 20.12.2013 (inclusively) — at a variable interest rate, to be determined on the basis of:

1) the amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans);

2) the amount of quarterly credit turnover in multi-currency current account No. 260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period running from 17.08.2011 (inclusively) through 20.12.2013 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.5 (nine and five tenths)	8.5 (eight and five tenths)

In the event that the values of the aforementioned criteria for establishing variable interest rate simultaneously meet different interest rate values, the higher of the aforementioned interest rate values shall be established.

When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

Credit turnover across the settlement accounts of the Borrower and MGTS OJSC with the Lender, as indicated in Appendix No. 1 to the Agreement, in foreign currency shall be recalculated into rubles.

The recalculation of credit turnover shall be executed at the official exchange rate of the Bank of Russia in effect on the date the funds are deposited in the respective settlement account of the Borrower or MGTS OJSC with the Lender.

In the event of the Borrower’s breach of any of the conditions stipulated in Clause 8.2.8 of the Agreement, the higher interest rate value of the two listed in the table provided in the present clause shall be established.

Interest rate shall be established on a quarterly basis for the respective Interest Period, without the conclusion of an addendum, by written notice from the Lender to the Borrower of the interest rate established for the respective Interest Period, as determined on the basis of the following Table correlating Settlement and Interest Periods:

	Settlement Period	Interest Period
1	from 01 October 2010 through 31 December 2010	from 21 March 2011 through 20 June 2011
2	from 01 January 2011 through 31 March 2011	from 21 June 2011 through 20 September 2011
3	from 01 April 2011 through 30 June 2011	from 21 September 2011 through 20 December 2011
4	from 01 July 2011 through 30 September 2011	from 21 December 2011 through 20 March 2012
5	from 01 October 2011 through 31 December 2011	from 21 March 2012 through 20 June 2012
6	from 01 January 2012 through 31 March 2012	from 21 June 2012 through 20 September 2012
7	from 01 April 2012 through 30 June 2012	from 21 September 2012 through 20 December 2012
8	from 01 July 2012 through 30 September 2012	from 21 December 2012 through 20 March 2013
9	from 01 October 2012 through 31 December 2012	from 21 March 2013 through 20 June 2013
10	from 01 January 2013 through 31 March 2013	from 21 June 2013 through 20 September 2013
11	from 01 April 2013 through 30 June 2013	from 21 September 2013 through 20 December 2013

The values of the aforementioned criteria for establishing variable interest rate with respect to any new account opened with the Lender shall be considered by the Lender when determining variable interest rate under the Agreement beginning with the Settlement Period during which an addendum to the Agreement is concluded on the addition of the new account to Appendix No. 1 to the Agreement or the terms of the Agreement; that said, the Parties shall make every reasonable effort to ensure the speedy conclusion of such addendum or amendment of the Agreement from the moment of the Lender’s receipt from the Borrower of notice of its intention to add the new account to Appendix No. 1 to the Agreement.

Notice of the established interest rate amount, including the respective criteria values, shall be sent by the Lender to the Borrower no later than the first business day of the next regularly-scheduled Interest Period. In the event that the Borrower fails to receive said notice, interest rate shall be independently calculated by the Borrower pursuant to the present clause of the Agreement.

4.1.4. for the period running from 21.12.2013 (inclusively) through the date of full credit repayment, as indicated in Clause 1.1 of the Agreement — at the rate of 8.5 (eight and five tenths) percent per annum.”

2. Clauses 5.6—5.13 of the Agreement shall be rewritten to read as follows:

“5.6. Funds received towards the discharge of debt under the Agreement, including those directly debited from the Borrower’s accounts, as well as those transferred by third parties, shall be directed, regardless of the payment purpose (in due consideration of the provisos set forth in Clauses 5.7, 5.10, 5.11, 5.12, 5.13 of the Agreement) indicated in the payment document, first and foremost towards the recoupment of court and other Lender costs incurred in debt collection according to the following priority ranking:

1)                     remittance of late payment for the opening of the line of credit;

2)                     remittance of late payment for utilization of the line of credit limit;

3)                     payment of overdue interest;

4)                     remittance of current payment for the opening of the line of credit;

5)                     remittance of current payment for utilization of the line of credit limit;

6)                     payment of current interest;

7)                     discharge of overdue loan debt under the credit;

8)                     payment of the fee for early credit repayment;

9)                     discharge of current loan debt under the credit;

10)              payment of a late charge for the failure to perform Agreement obligations within the established timeframe.

That said, loan debt under the credit shall be discharged in chronological order, beginning with the loan account opened first.

Agreement obligations (in terms of the discharge of loan debt under the credit, the payment of interest and remittance of Bank Fees) shall become current as of the date of origination of the performance timeframe pursuant to the terms established under the Agreement (hereinafter, the “Payment Date”).

Within the scope of the Agreement, overdue obligations shall be understood to mean Agreement obligations not performed as of the Payment Date.

5.7. Funds received, pursuant to the respective payment orders, towards the payment of a late charge (late charges) under the Agreement, in cases where said payment purpose is indicated as the sole payment purpose in the respective payment document, shall be directed by the Lender towards the payment of the late charge (late charges) pursuant to the priority ranking of late charge payments established in Clause 5.6 of the Agreement.

Any excess funds received shall be directed by the Lender towards the discharge of obligations pursuant to the payment priority ranking established in Clause 5.6 of the Agreement.

5.8. In cases where the Borrower uses credit funds to finance costs denominated in a currency other than the credit currency, conversion operations involving credit funds shall be executed by the Lender at the Lender’s exchange rate and on the Lender’s terms as of the date of operation execution.

5.9. Obligations related to the discharge of loan debt under the credit may be performed earlier than the Payment Date pursuant to Clause 6.2 of the Agreement.

Payments received towards the discharge of loan debt under the credit earlier than the dates indicated in Clause 6.1 of the Agreement shall be directed by the Lender towards the discharge of said obligations in view of the next payment dates for credit repayment established in Clause 6.1 of the Agreement, in due consideration of the payment priority ranking established in Clause 5.6 of the Agreement. In this case, obligations related to the discharge of loan debt, for the purposes of payment distribution according to the payment priority ranking established in Clause 5.6 of the Agreement, shall become current for discharge as of the date funds are received in the amount of the received funds, but not to exceed the amount of funds remaining following their distribution among the other payments indicated in the payment priority ranking prior to the payment towards the discharge of current loan debt under the credit, and not more than the principle amount of debt indicated in the payment document (where applicable).

The excess funds received from the Borrower pursuant to the present clause of the Agreement shall be returned to the Borrower’s account opened with the Lender no later than the next business day after the date on which said funds are received.

In cases where it is impossible to identify the purpose of the payment (no indication of the obligation(s) being performed) indicated in the payment document, the received funds shall be directed by the Lender towards the discharge of loan debt under the credit pursuant to the present clause of the Agreement.

5.10. Obligations related to interest and/or Bank Fee payments may be performed earlier than the Payment Date in an amount not exceeding the amount accrued as of the date the respective funds are received by the Lender (inclusively). In this case, all obligations related to interest and Bank Fee payments shall become current for discharge as of the date on which the funds are received in the amount of received funds, but not to exceed the amount accrued.

That said, funds received from the Borrower towards the discharge of the aforementioned obligations, irrespective of the payment purpose indicated in the payment document, shall be directed by the Lender towards the discharge of obligations related to interest and Bank Fee payments pursuant to the payment priority ranking established in Clause 5.6 of the Agreement, except for the payment of late charges.

5.11. If 10 (ten) or fewer business days remain until the Payment Date for the payment of interest and/or Bank Fees (hereinafter, the “Early Payment Period”), any excess amount received from the Borrower pursuant to Clause 5.10 of the Agreement (hereinafter, “Early Payments”) shall be directed by the Lender towards the discharge of the aforementioned Borrower obligations by the next Payment Dates pursuant to the payment priority ranking established in Clause 5.6 of the Agreement. In the event of the occurrence during the Early Payment Period of current obligations related to the discharge of loan debt under the Agreement and the non-remittance from the Borrower of a payment towards the discharge of said obligations by the Payment Date established in the Agreement, Early Payments shall be directed towards the discharge of said obligations.

If more than 10 (ten) business days remain until the Payment Date for the payment of interest and/or Bank Fees, the Creditor shall direct Early Payments towards the payment of late charges pursuant to the payment priority ranking established in Clause 5.6 of the Agreement. That said, Early Payments in an amount exceeding the amount of paid late charges shall be returned by the Lender to the Borrower’s account opened with the Lender no later than the next business day after the date on which said funds are received.

5.12. During the Early Payment Period, the Borrower shall be entitled, within the 3 (three) business days following the date on which the respective funds are remitted to the Lender but not later than 2 (two) business days (inclusively) until the next Payment Date, to serve the Lender with a written application seeking their return or the direction towards the discharge of loan debt under the credit of Early Payments received by the Lender pursuant to Clause 5.11 of the Agreement.

The Lender shall then return the Early Payments following their distribution pursuant to the payment priority ranking established in Clause 5.6 of the Agreement, or direct them towards the discharge of loan debt under the credit pursuant to Clause 6.2 of the Agreement in due consideration of Clause 5.9 of the Agreement no later than the next business day following its receipt of the Borrower’s written application.

The return of Early Payments shall be executed by the Lender to the Borrower’s accounts opened with the Lender.

In cases of the direction of Early Payments towards the discharge of loan debt under the credit, the date of discharge of loan debt under the credit shall be deemed the date on which the respective early-paid amount is directed by the Lender towards the discharge of loan debt under the credit.

5.13. If, as of the Payment Date, the payment amount exceeds the payable amount pursuant to the terms of the Agreement, the excess amount received from the Borrower following its distribution pursuant to the payment priority ranking established in Clause 5.6 of the Agreement shall be returned by the Lender to the Borrower’s account opened with the Lender no later than the next business day following the respective Payment Date.”

3. The Agreement shall be augmented with Clause 5.14, to read as follows:

“5.14. In the event of the remittance of payments under the Agreement in a currency other than the payment currency established in the Agreement, the Lender shall be entitled to independently execute the conversion of said funds into the payment currency under the Agreement at the Lender’s exchange rate and on the Lender’s terms in effect as of the date of execution of said conversion operations, with their subsequent direction towards the discharge of debt under the Agreement.”

4. The preamble to Clause 8.2.5 of the Agreement shall be rewritten to read as follows:

“8.2.5. The Lender shall be provided, on a quarterly basis no later than 15 (fifteen) business days from the final date of the period established under applicable Russian Federation law for the submission of accounting records to the tax authorities, with the following:” (continuation of the current text)

5. All remaining clauses of the Agreement not amended by the present Addendum shall remain valid.

6. The present Addendum shall enter into force at the time of its signing by the Parties, constitute an integral part of the Agreement, and extend to Party relations under the Agreement arising as of 17 August 2011 (inclusively).

7. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and the other with the Borrower.

7. Places of business and details of the Parties

Lender:

Place of business and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation

INN: 7707083893, OGRN: 1027700132195, KPP: 775001001, OKPO: 00032537

For remittances in Russian rubles: Sberbank of Russia account No. 30301810500001000014

Correspondent account No. 30101810400000000225 at the Operational Department of the Moscow Main Territorial Administration of the Bank of Russia.

BIK 044525225

For remittances in U.S. dollars:

Account No. 30301840800001000014 Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE — ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For remittances in EURO:

Account No. 30301978400001000014 Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE — ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF

Telephone: (495) 747-37-77, Fax: (495) 957-57-61

Borrower:

Place of business and mailing address: 14 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation

INN 7740000076, OGRN 1027700149124, KPP 770901001, OKPO 52686811

Settlement account in the official currency of the Russian Federation No. 40702810100020008293 at the Operational Department of Sberbank of Russia OJSC

Settlement account in foreign currency No. 40702840400020008293 at the Operational Department of Sberbank of Russia OJSC

Telephone: (495) 223-21-64, Fax: (495) 223-21-68

Party signatures

Lender		Borrower

Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Sberbank of Russia OJSC		President, Mobile TeleSystems OJSC A. A. Dubovskov

Signature	T. G. Sakharova	Signature	A. A. Dubovskov
illegible

AFFIX SEAL HERE		AFFIX SEAL HERE

Seal: Open Joint-Stock Company Sberbank of Russia SBERBANK Moscow		Seal: Open Joint-Stock Company Mobile TeleSystems Moscow